Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-50808) of TECO Capital Trust I of our report dated February 28, 2003 relating to the financial statements, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated January 22, 2003, except for the information in Note U as to which the date is January 30, 2003, relating to the financial statements and financial statement schedule of TECO Energy, Inc., which appears in the TECO Energy, Inc. Form 10-K for the year ended December 31, 2002.

PricewaterhouseCoopers LLP

Tampa, Florida

March 6, 2003